Pricing Supplement dated December 4, 1995                     Rule 424(b)(3)
(To Prospectus dated January 8, 1993 and                   File no. 33-54870
Prospectus Supplement dated February 15, 1995)

                       NATIONWIDE HEALTH PROPERTIES, INC.

                         Medium-Term Note - Fixed Rate

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


Face Amount:                     $5,000,000                      Trade Date:           December 4, 1995
                                ----------------------------                          -----------------------
Issue Price:                     100%                            Original Issue Date:     December 7, 1995
                                ----------------------------                              --------------------
Interest Rate:                   6.76%                           Net Proceeds to Issuer:  $4,972,500
                                ----------------------------                              --------------------
Interest Payment Dates:         April 1, October 1               Agent's Commission:      .55%
                                ----------------------------                             ----------
Regular Record Dates:           March 17, September 16           Name of Agent:    Goldman, Sachs & Co.
                                ----------------------------                       --------------------
Stated Maturity Date:           December 7, 2001                 Agent acting in the capacity indicated
                                ----------------------------     below:
Denominations (if other than
$1000 and integral multiples                                            [_]   As Agent
thereof).                       ----------------------------            [X]   As Principal

Day Count Convention:
     [X]                        30/360 for the period from  December 7, 1995          to       December 7, 2001
                                                            ----------------                   ----------------
     [_]                        Actual/360 for the period from                        to
     [_]                        Actual/Actual for the period from                     to
     [_]                        Other (see attached)                                  to

Redemption:
     [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
     [_] The Notes may be redeemed prior to Stated Maturity Date. Initial Redemption Date:
          Initial Redemption Percentage:  %
          Annual Redemption Percentage Reduction:    % until Redemption
              Percentage is 100% of the Principal Amount.


Repayment:
     [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
     [_]  The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
          Optional Repayment Date(s):
          Repayment Price:    %


Original Issue Discount:    [_]  Yes    [X]  No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:  [X]  Book-entry  [_]   Certificated

                            ----------------------

                 GOLDMAN, SACHS & CO.      MERRILL LYNCH & CO.